AMENDMENT #1
TO
HUBBELL INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended and Restated Effective as of January 1, 2016

This Amendment #1 (the “Amendment”) is adopted by Hubbell Incorporated, a Connecticut corporation (the “Company”) for purposes of amending that certain Hubbell Incorporated Executive Deferred Compensation Plan (as Amended and Restated Effective as of January 1, 2016) (as amended, the “Plan”), as of December 4, 2019 (the “Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

WHEREAS, pursuant to Section 10.1 of the Plan, except as limited by applicable law, the Plan may be wholly or partially amended by the Committee administering the Plan from time to time, which Committee shall be the Board or a committee appointed by the Board and no such committee has been appointed with authority to amend the Plan;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to amend the Plan as set forth herein to provide Participants with Company Contributions that generally reflect, but diverge in part from, the terms of the Savings Plan, as amended and restated, and that such amendment is permitted under Section 10.1 of the Plan.

NOW, THEREFORE, in consideration of the foregoing recitals, the Plan is hereby amended as follows, effective as of January 1, 2020:

1.    Section 1.7 of the Plan is hereby amended in its entirety to read as follows:

“1.7    “Bonus” shall mean any cash incentive or bonus compensation that is in addition to Base Salary, earned by a Participant under any Employer’s annual bonus and cash incentive plans, but shall not include any stock option, stock appreciation rights, other equity-based incentive award or a replacement of an award originally granted as equity compensation, commission, retention bonus or fringe benefits. A Participant’s Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.

2.    Except as modified by the forgoing, the terms and conditions of the Plan shall remain in full force and effect following the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Amendment #1 to the Executive Deferred Compensation Plan as of the Amendment Effective Date

HUBBELL INCORPORATED

By:     /s/ Katherine A. Lane

Print Name: Katherine A. Lane

Title: Vice President, General Counsel and Secretary

Date: December 4, 2019